AGREEMENT FOR PURCHASE AND SALE OF ASSETS

THIS AGREEMENT IS MADE this 24TH day of August, 2005, by and between SUNCOAST NUTRICEUTICALS, INC., a Delaware corporation with its principal office at 17140 Collins Avenue, Suite 103, Sunny Isles Beach, FL 33160 (hereinafter referred to as "Purchaser"), and INTELLIGENT SECURITY NETWORKS, INC., a Delaware corporation with its principal office at 5447 NW 42nd Avenue, Boca Raton, FL 33496 (hereinafter referred to as "Seller"); and

WITNESSETH:

WHEREAS, the parties desire that Purchaser shall acquire certain Assets of the Seller more particularly described and set forth in Exhibit "A" annexed hereto (hereinafter referred to collectively as the "Assets"; and

WHEREAS, it is intended that this transaction shall comprise the acquisition by Purchaser of substantially all of the property, assets, goodwill and business as a going concern of Seller as hereinafter provided, in exchange for a part of Purchaser's voting stock and assumption by Purchaser of certain debt of the Seller;

NOW, THEREFORE, in order to consumate the transaction herein set forth and in consideration of the mutual benefits to be derived therefrom and of the mutual agreements hereinafter contained, the parties hereto do represent, warrant, covenant and agree as follows:

1.         PURCHASE OF ASSETS.  The Seller agrees to sell and the Purchaser agrees to purchase from Seller all right, title and interest in and to certain assets of the Seller related to Seller's business activities and operations, including 100% of the issued and outstanding capital stock of Caribbean Pacific Natural Products, Inc.  (“CPNP”), trademarks, proprietary product formulations, all of which Assets are more particularly described and set forth in Exhibit "A" annexed hereto.

2.         PURCHASE PRICE AND TERMS.  The Purchase Price for the Assets shall be $260,000 payable to the Seller as follows:

(i)	$3,500 through the issuance to Seller of 3,500,000 Shares of fully-paid and non-assessable Common Stock of the Purchaser;
(ii)	$6,500 in assumed liabilities at the time of Closing; and
(iii)
$250,000.00 at the closing by the execution and delivery of a Promissory Note by Purchaser to Seller in said amount, less an amount equal to any accounts payable of the Seller which are specifically assumed by the Purchaser or which are assumed by Purchaser by reason of its acquisition of 100% of the Common Stock of CPNP, substantially in the form of Exhibit “B” hereto (the "Promissory Note"), secured by a Security Agreement substantially in the form of Exhibit “C” hereto and UCC Financing Statements creating a security interest in the assets of the Corporation (the "Security Agreement").

3.         DELIVERY OF THE ASSETS AT CLOSING.  At the time of the closing of this transaction, the Seller shall deliver physical possession or a bill of sale of the Assets to Purchaser at Seller's principal office as set forth hereinabove.

4.         REPRESENTATIONS OF SELLER.  The Seller represents and warrants to the Purchaser as follows:

4.1.       That it is the owner of the Assets and holds the Assets free and clear of all liens and encumbrances, and that title to the Assets has not been assigned, pledged, or otherwise hypothecated;

4.2.       The Seller is not a party to any pending or threatened litigation which might adversely affect the marketability or title of the Assets;

4.3.       No representation by the Seller made in this Agreement and no statement made in any certificate furnished in connection with this transaction contains or will contain any knowingly untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, representation or warranty not misleading to a prospective purchaser of the Assets purchased herein;

5.	UNDERTAKINGS BY SELLER.

5.1.       Seller shall not cause, suffer or permit the Assets, subsequent to the date hereof and prior to the delivery of the Assets as contemplated hereunder, to become subject to any further mortgage, pledge, lien or encumbrance;

5.2.       Seller shall indemnify and hold harmless the Purchaser, at all times after the date of this Agreement, against and in respect of any and all claims which may be made against the Assets arising out of transactions entered into, or any state of facts existing, on or prior to the Closing;

5.3.       Seller agrees that it will, upon the effectiveness of a Registration Statement filed by Purchaser pursuant to the Securities Act of 1933, as amended, distribute to Seller’s shareholders of record as of a record date to be mutually agreed upon by the parties hereto, on a pro-rata basis, the 2,500,000 Shares of Common Stock of Purchaser received by Seller pursuant to Paragraph 2 above.

6.         REPRESENTATIONS OF PURCHASER.  Purchaser represents and warrants to the Seller as follows:

6.1.       That Purchaser has been duly organized pursuant to the laws of the State of Delaware and that its Certificate of Incorporation has not been revoked or canceled nor has the Corporation been dissolved;

6.2.       That there are no lawsuits pending against Purchaser or its Officers or Directors, nor are there any such lawsuits threatened or anticipated, nor are there any judgments, warrants, or levies outstanding against Purchaser, or its property, nor are there any tax examinations or proceedings pending relating to taxes or other assessments against Purchaser, nor has Purchaser at any time taken any insolvency or bankruptcy actions;

6.3.       Purchaser is duly qualified and entitled to own or lease its respective properties and to carry on its business all as and in the places where such properties are now owned or such businesses are conducted;

6.4.       Purchaser is not party to any pending or threatened litigation which might adversely affect the financial condition, business operations, or properties of Purchaser, nor to the knowledge of Purchaser is there any threatened or pending governmental or regulatory investigation, inquiry, or proceeding involving Purchaser;

6.5.       No representation by Purchaser or by its Officers made in this Agreement and no statement made in any certificate furnished in connection with this transaction contains or will contain any knowingly untrue statement of a material fact or omits or will omit to state any material fact necessary to make such statement, representation or warranty not misleading to a prospective purchaser of the stock of Purchaser who is seeking full information as to Purchaser and its business affairs.

6.6.       Purchaser at the time of the Closing will have an authorized capitalization consisting of 25,000,000 shares of Common Stock ($.001 par value), and 1,000,000 shares of unclassified Preferred Stock ($.01 par value) of which not more than 5,000,000 shares of Common and no shares of Preferred will be duly issued and outstanding at the time of Closing; it does not have authorized, issued, or outstanding any other shares of stock of any class or any subscription or other rights to the issuance or receipt of shares of its capital stock; and all voting rights are vested exclusively in such capital stock.

6.7.       Purchaser agrees that it will, at its sole cost and expense, register for public sale the Common Stock issued to Purchaser by Seller in an appropriate Registration Statement filed pursuant the Securities Act of 1933, as amended, in order to facilitate the distribution of said Shares to the Shareholders of Seller as set forth in Paragraph 5.3 above.

7.         CONDITIONS PRECEDENT TO CLOSING.  All obligations of Seller and Purchaser under this Agreement are subject to the fulfillment, on or prior to the Closing, of each of the following conditions:

7.1.       That the representations of the Seller and the Purchaser shall be true at and as of the Closing date as though such representations were made at and as of such time;

7.2.       That no claim or liability shall have been asserted against any of the Assets, nor have they suffered any loss on account of fire, flood, accident or other calamity of such a character as to materially adversely affect their condition, regardless of whether or not such loss shall have been insured, and that the Assets shall be freely transferrable to the Purchaser on the Closing date.

8.         APPROVALS AND RATIFICATIONS.  All transactions contemplated by this Agreement shall be subject to the approval and ratification of the Boards of Directors and Shareholders of the Seller and of the Purchaser, and which approvals and ratifications shall be obtained not less than forty-eight hours prior to the Closing.

9.         CLOSING DATE.  The closing under this Agreement shall take place at the offices of the Purchaser on or before September 30, 2005.

10.       NOTICES.  All notices under this Agreement shall be in writing and addressed to the parties at the addresses hereinabove set forth, and shall be mailed by certified mail, return receipt requested.

11.       SUCCESSORS AND ASSIGNS.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, provided, however, that this Agreement cannot be assigned by any party except by or with the written consent of all parties hereto.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties hereto and their respective legal representatives, successors and assigns any rights or benefits under or by reason of this Agreement.

12.       LAW GOVERNING.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13.       COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first written above.

PURCHASER:	SUNCOAST NUTRICEUTICALS, INC.

By: LINDA J. LUPO-WALDEN, PRES.

SELLER:	INTELLIGENT SECURITY NETWORKS, INC.

By: /s/ THOMAS HAGAN, SEC.